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                                                                    Exhibit 11.1
                                     ISOCOR
        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                                                   Three months ended
                                                                   ------------------
                                                                March 31,         March 31,
                                                                  1996              1997
                                                                  ----              ----
Computation of shares used in net income (loss) per share:
     Weighted average common shares outstanding................   7,307            9,344
     Common equivalent shares attributable to stock
     options (treasury stock method)...........................     882               --
     Common equivalent shares attributable to redeemable
       preferred stock.........................................                       --
                                                                  -----            -----
Shares used in per share calculation...........................   8,189            9,344
                                                                  =====            =====
